Pentair, Inc. 5500 Wayzata Blvd., Suite 800 Minneapolis, MN 55416 763 545 1730 Tel 763 656 5204 Fax	Exhibit 99.1

News Release
PENTAIR ANNOUNCES REDEMPTION OF ITS 7.85% SENIOR NOTES DUE 2009
MINNEAPOLIS, Minn. — March 16, 2009 — Pentair, Inc. (NYSE:PNR) today announced that it is calling for redemption of all of its outstanding 7.85% Senior Notes due October 15, 2009, CUSIP No. 709631AB1 (the “Notes”). As of the date hereof, $133,900,000 in principal amount of the Notes remain outstanding.
The Notes will be redeemed on April 15, 2009 (the “Redemption Date”) at a redemption price (“Redemption Price”) of the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points, plus, in each case, accrued interest thereon to the Redemption Date. The Redemption Price will be finally determined on April 9, 2009.
U.S. Bank National Association, as the trustee (the “Trustee”), is sending a notice of redemption, dated March 13, 2009 (the “Notice”), to the registered holders of the Notes. Copies of the Notice may be obtained from the Trustee at: (800) 934-6802. On or before the Redemption Date, the Notes should be presented to the Trustee at the address set forth in the Notice. The Notes will cease to accrue interest as of April 15, 2009. Notes held in book-entry form will be redeemed in accordance with the procedures of the Depository Trust Corporation.
The Company expects the benefit associated with lower interest rates to offset the cost of early redemption. The Company intends to use funds on hand and to be drawn under its existing credit facility to provide the total amount of funds required for the purchase of the Notes in the redemption. No other significant debt obligations mature until 2012.
The above-referenced CUSIP number is included solely for the convenience of the holders of the Notes. No representation is made as to its correctness. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as the breadth and severity of the global economic downturn; the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
ABOUT PENTAIR, INC.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2008 revenues of $3.35 billion, Pentair employs approximately 15,000 people worldwide.
Contact:
Pentair, Inc.
Investor Relations:
Todd Gleason, 763-656-5570
E-mail: todd.gleason@pentair.com
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